Exhibit 10.1

CRESTWOOD NONQUALIFIED DEFERRED COMPENSATION PLAN

Effective as of December 1, 2016

CRESTWOOD NONQUALIFIED DEFERRED COMPENSATION PLAN

ARTICLE I

PURPOSE; EFFECTIVE DATE

1.1.	Purpose. The purpose of this Crestwood Nonqualified Deferred Compensation Plan (hereinafter, the “Plan”) is to permit a select group of highly compensated employees of Crestwood Equity Partners LP (the “Company”)(and its selected subsidiaries and/or affiliates) and directors on the Board of Directors (the “Board”) of Crestwood Equity GP LLC, the general partner of the Company (the “GP”), to defer the receipt of income which would otherwise become payable to them. It is intended that this Plan, by providing these eligible individuals an opportunity to defer the receipt of income, will assist in retaining and attracting individuals of exceptional ability.

1.2.	Effective Date. It is the intent that all of the amounts deferred and benefits paid under this Plan will be subject to the terms of Section 409A of the Code and the applicable guidance thereunder, and that the Plan shall be effective as of December 1, 2016.

1.3.	Plan Type. For purposes of Section 409A of the Code, the portion of the amounts deferred by the Participants and benefits attributable thereto, shall be considered an elective account balance plan as defined in Treas. Reg. §1.409A -1(c)(2)(i)(A), or as otherwise provided by the Code; the portion of the amounts deferred as matching or employer discretionary contributions and benefits attributable thereto, shall be considered a nonelective account balance plan as defined in Treas. Reg. §1.409A -1(c)(2)(i)(B), or as otherwise provided by the Code.

ARTICLE II

DEFINITIONS

For the purpose of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1.	Account(s). “Account(s)” means the account or accounts maintained on the books of the Company used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets. Account(s) shall be deemed to exist from the time amounts are first credited to such Account(s) until such time that the entire Account Balance has been distributed in accordance with this Plan. The Accounts available for each Participant shall be identified as:

a)	Company Contribution Account;

b)	Retirement Account; and,

c)	In-Service Account; each Participant may maintain up to five (5) In-Service Accounts based on selecting different times and/or forms of payment as described under Article 5, below.

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2.2.	Beneficiary. “Beneficiary” means the person, persons or entity as designated by the Participant, entitled under Article VI to receive any Plan benefits payable after the Participant’s death.

2.3.	Board. “Board” means the Board of Directors of Crestwood Equity GP LLC.

2.4.	Change in Control. A “Change in Control” shall be deemed to have occurred upon the occurrence of one of the following events: (i) any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the GP to any Person, other than Crestwood Holdings Partners LLC or any of its affiliates, or (ii) any merger, reorganization, consolidation or other transaction pursuant to which more than fifty percent (50%) of the combined voting power of the equity interests in the GP cease to be controlled by Crestwood Holdings Partners LLC or any of its affiliates.

2.5.	Code. “Code” means the Internal Revenue Code of 1986, as may be amended from time to time. Any reference in this Plan to “applicable guidance”, “further guidance” or other similar term shall include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to or in connection with Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

2.6.	Committee. “Committee” means the Committee appointed by the Company to administer the Plan pursuant to Article VII. The initial Committee so designated by the Company shall consist of the Compensation Committee of the Board.

2.7.	Company. “Company” means Crestwood Equity Partners LP, a Delaware Limited Partnership, and any directly or indirectly affiliated subsidiary organizations.

2.8.	Compensation. “Compensation” means, for employees of the Company, the base salary payable to and bonus or incentive compensation earned by a Participant and, for members of the Board, retainers, fees and equity awards earned by a Participant. For purposes of this Plan only, Compensation shall be calculated before reduction for any amounts deferred by the Participant, if any, pursuant to the Company’s tax qualified plans which may be maintained under Section 401(k) or Section 125 of the Code, or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation. Inclusion of any other forms of compensation is subject to Committee approval.

2.9.

Deferral Commitment. “Deferral Commitment” means a commitment made by a Participant to defer a portion of Compensation as set forth in Article III, and as permitted by the Committee in its sole discretion. The Deferral Commitment shall apply to each payment of Compensation payable to a Participant, and the Committee is empowered to group the various types of Compensation together for purposes of effecting the election to defer. By way of example: the Committee may apply the election to defer “salary” to salary, and any other regularly occurring form of compensation; or the Committee may apply the election to defer “bonus” to annual bonuses, short-term bonuses, long term bonus arrangements and other forms of incentive-based compensation. The Deferral Commitment shall specify the Account or Accounts to which the Compensation deferred

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shall be credited. Such designation shall be made in the form of a whole percentage, a whole percentage in excess of a stated dollar amount (for bonus compensation only) or an exact stated dollar amount, as permitted by the Deferral Commitment form provided to the Participant. A Deferral Commitment with respect to any bonus or incentive compensation which is determined by the Committee to be Performance Based Compensation shall be made as provided by the Committee, but no later than six (6) months prior to the end of such performance period. Any Deferral Commitment shall be made in a form and at a time deemed acceptable to the Committee.

2.10.	Deferral Period. “Deferral Period” means each calendar year, except that if a Participant first becomes eligible after the beginning of a calendar year, the initial Deferral Period shall be the date the Participant first becomes eligible to participate in this Plan through and including December 31st of that calendar year.

2.11.	Determination Date. “Determination Date” means each business day.

2.12.	Disability. “Disability means a physical or mental condition whereby the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer.

2.13.	Discretionary Contribution. “Discretionary Contribution” means the Company contribution credited to a Participant’s Account(s) under Section 4.5, below.

2.14.	Distribution Election. “Distribution Election” means the form prescribed by the Committee and completed by the Participant, indicating the chosen form of payment for benefits payable from each Account under this Plan, as elected by the Participant.

2.15.	Financial Hardship. “Financial Hardship” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

2.16.	401(k) Plan. “401(k) Plan” means the “Crestwood Operations LLC 401(k) Plan”, or any other successor defined contribution plan maintained by the Company that qualifies under Section 401(a) of the Code and satisfies the requirements of Section 401(k) of the Code.

2.17.	GP. “GP” means Crestwood Equity GP LLC.

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2.18.	Interest. “Interest” means the deemed earnings credited to a Participant’s Account(s), which is an amount that is calculated quarterly at the then current U.S. Prime Rate of interest plus two hundred (200) basis points. Interest shall be credited no later than the fifteenth (15th) of the month following the end of such quarter. .

2.19.	Matching Contribution. “Matching Contribution” means the Company contribution credited to a Participant’s Account(s) under Section 4.4, below, as determined by the Committee in its sole discretion.

2.20.	Participant. “Participant” means any individual who is eligible, pursuant to Section 3.1, below, to participate in this Plan, and who either, has elected to defer Compensation under this Plan in accordance with Article III, below, or who is determined by the Committee in their sole discretion as being eligible to receive a Discretionary Contribution under this Plan. Such individual shall remain a Participant in this Plan for the period of deferral, or credit, and until such time as all benefits payable under this Plan have been paid in accordance with the provisions hereof.

2.21.	Performance Based Compensation. “Performance Based Compensation” means the portion of Compensation determined by the Committee to satisfy the requirements set forth in Treas. Reg. §1.409A-1(e), and such Performance Based Compensation may be determined on a fiscal or calendar year basis.

2.22.	Plan. “Plan” means this Crestwood Nonqualified Deferred Compensation Plan, as amended from time to time.

2.23.	Retirement. “Retirement” means the Termination of a Participant’s employment with the Company or membership on the Board, as applicable (for reasons other than death or Disability) after the Participant’s attainment of age sixty-five (65) or attainment of age sixty (60) with at least five (5) years of continuous service with the Company or the Board, as applicable.

2.24.	Specified Employees. “Specified Employees” means a Participant who is determined by the Committee to be a “specified employee” under the provisions of Treas. Reg. §1.409A-1(i) and other applicable guidance, provided that the Company (or a member of the same group of controlled entities as the Company) is publicly traded on an established stock exchange.

2.25.	Termination. “Termination”, “terminates employment” or any other similar such phrase means a Participant’s “separation from service” with the Company or the Board, for any reason, within the meaning of Section 409A of the Code, and Treas. Reg. §1.409A-1(h) and other applicable guidance.

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ARTICLE III- ELIGIBILITY AND PARTICIPATION

3.1.	Eligibility and Participation.

a)	Eligibility. Eligibility to participate in the Plan shall be limited to those select key employees of the Company and directors of the Board who are designated by the Committee from time to time, and approved by the Compensation Committee of the GP.

b)	Participation. An individual’s participation in the Plan shall be effective upon the individual first becoming eligible to participate, and the earlier of (i) a contribution under this Plan being made on behalf of the Participant by the Company or (ii) the completion and submission of a Deferral Commitment, Fund Allocation Form, and Distribution Election to the Committee at a time and in a form determined by the Committee.

c)	First-Year Participation. When an individual first becomes eligible to participate in this Plan, and is not a participant in another plan sponsored by the Company that is considered to be of a similar type as defined in Treas. Reg. §1.409A -1(c)(2)(i)(A) or (B), or as otherwise provided by the Code, a Deferral Commitment may be submitted to the Committee within thirty (30) days after the individual first becomes eligible to participate. Such Deferral Commitment will be effective only with regard to Compensation earned and paid with respect to services performed following submission of the Deferral Commitment to the Committee.

3.2.	Form of Deferral Commitment. A Participant may elect to make a Deferral Commitment at such other time and in such form as determined by the Committee, but in no event later than the date on which the election is required to become irrevocable as set forth in this Article or otherwise required by Section 409A of the Code and applicable guidance. The Deferral Commitment shall specify the following:

a)	Timing of Deferral Election. The Participant shall make an election to defer Compensation by filing a Deferral Commitment with the Committee, and such election shall become irrevocable no later than the last day of the calendar year prior to the Deferral Period, except as provided in Section 3.1(c), above. In addition, notwithstanding anything to the contrary, a Deferral Commitment with respect to Performance Based Compensation may be filed with the Committee and such election shall become irrevocable no later than six (6) months before the end of the performance period on which such Performance Based Compensation is based, provided such Participant has been continuously employed with the Company from the later of the beginning of the performance period or the date on which the performance criteria for such Performance Based Compensation was established.

b)

Deferral Amounts; Accounts. A Deferral Commitment may be made with respect to each payment and/or type of Compensation payable by the Company to a Participant during the Deferral Period, and shall designate the portion of each deferral that shall be allocated among the various Retirement or In-Service Accounts. In addition, no amounts shall be deferred into an In-Service Account during a Deferral Period when payments are scheduled to be made from such

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Account and until such time as that entire Account balance has been completely distributed. Notwithstanding anything to the contrary, for purposes of this Plan only, base salary attributable to the final pay period of any calendar year shall be deemed to be earned in the subsequent calendar year, provided the amounts are in fact paid (or payable) in the subsequent calendar year under the Company’s normal compensation practices. The Participant shall set forth the amount to be deferred in the manner provided by the Committee.

c)	Maximum Deferral. The maximum amount of salary that may be deferred shall be fifty percent (50%); the maximum amount of bonus or incentive compensation that may be deferred shall be one-hundred (100%) percent.

3.3.	Period of Deferral Commitment. Any Deferral Commitment, once irrevocable as described in Section 3.4, below, made by a Participant with respect to Compensation shall remain in effect for the entire relevant Deferral Period.

3.4.	Irrevocability of Deferral Commitment. A Deferral Commitment shall become irrevocable by the Participant as of the last day on which an election may be made under the terms of this Plan, and remains irrevocable through the end of the applicable Deferral Period.

3.5.	Change in Status. If the Committee determines that a Participant’s employment performance is no longer at a level that warrants reward through participation in this Plan, but does not Terminate the Participant’s employment with the Company, the Participant’s existing Deferral Commitment shall terminate at the end of the Deferral Period, and no new Deferral Commitment may be made by such Participant after notice of such determination is given to the Participant by the Committee. If a former Participant becomes designated again to participate in the Plan, such Participant shall complete a new Deferral Commitment.

3.6.	Defaults in Event of Incomplete or Inaccurate Deferral Documentation. In the event that a Participant submits a Deferral Commitment, Fund Allocation Form or Distribution Election to the Committee that contains information necessary to the efficient operation of this Plan but which, in the sole discretion of the Committee, is missing, incomplete or inaccurate, the Committee shall be authorized to treat such form as if the following elections had been made by the Participant, and such information shall be communicated to the Participant:

a)	If no Account is listed, treat as if the Retirement Account was elected;

b)	If the sum of the percentages listed for the Accounts equals less than 100%, treat as if the balance was deferred into Retirement Account;

c)	If the sum of the percentages listed for the Accounts equals more than 100%, proportionately reduce each Account until the sum equals 100%;

d)	If In-Service Account is listed, but no deferrals can be made into that Account due to the fact that benefits are scheduled to be paid or are being paid from that In- Service Account, then the amounts elected to be deferred shall be credited to the Retirement Account;

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e)	If no Distribution Election is chosen, treat as if lump sum was elected for In-Service Account and treat as if three (3) year installments was elected for Retirement Account and/or Company Contribution Account; and,

f)	If no time of payment is chosen for In-Service Account, treat as if the earliest possible date available under the provisions of Section 5.2, below, was elected.

ARTICLE IV- DEFERRED COMPENSATION ACCOUNT

4.1.	Accounts. The Compensation deferred by a Participant under the Plan, any Matching or Discretionary Contributions and Interest shall be credited to the Participant’s Account(s) as selected by the Participant, or as otherwise provided in this Article or Section 3.6. Separate accounts may be maintained on the books of the Company to reflect the different Accounts chosen by the Participant, and the Participant shall designate the portion of each deferral that will be credited to each Account as set forth in Section 3.2(a), above. These Accounts shall be used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets.

4.2.	Timing of Credits; Withholding. A Participant’s deferred Compensation shall be credited to each Account designated by the Participant as soon as practicable after the date the Compensation deferred would have otherwise been payable to the Participant. Any Matching and/or Discretionary Contributions shall be credited to the appropriate Account(s) as provided by the Committee. Any withholding of taxes or other amounts with respect to deferred Compensation or other amounts credited under this Plan that is required by local, state or federal law shall be withheld from the Participant’s corresponding non-deferred portion of the Compensation to the maximum extent possible, and any remaining amount shall reduce the amount credited to the Participant’s Account in a manner specified by the Committee.

4.3.	Distribution Equivalents. A Participant’s equity-based contributions to the Plan shall earn distribution equivalents only if the related award agreement expressly provides for such distribution equivalents. Any distribution equivalents credited to the Plan shall be held in the Participant’s Account and credited with Interest.

4.4.	Matching Contributions. The Company may make a Matching Contribution to the Retirement Account of any Participant designated by the Committee, using the current matching contribution formula used in the 401(k) Plan; if the Company makes Matching Contributions for any calendar year, such Matching Contributions shall be made with the assumption that the Participant made the maximum allowed deferral into the 401(k) Plan. The Matching Contribution shall be credited to the Retirement Account as soon as practicable after the end of the Deferral Period, but in no event later than ninety (90) days after the close of such year.

4.5.	Discretionary Contributions. In its sole discretion, the Company and/or the GP may make Discretionary Contributions to a Participant’s Account. Discretionary Contributions

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shall be credited at such times and in such amounts as recommended by the Committee and approved by the Compensation Committee of the GP, or the Board in its sole discretion. Unless the Committee specifies otherwise, such Discretionary Contributions shall be allocated to the Company Contribution Account.

4.6.	Determination of Accounts. Each Participant’s Account as of each Determination Date shall consist of the balance of the Account as of the immediately preceding Determination Date, adjusted as follows:

a)	New Deferrals. Each Account shall be increased by any deferred Compensation credited since such prior Determination Date in the proportion chosen by the Participant, except that no amount of new deferrals shall be credited to an Account at the same time that a distribution is to be made from that Account.

b)	Company Contributions. Each Account shall be increased by any Discretionary and/or Matching Contributions credited since such prior Determination Date as set forth above in Sections 4.4, and 4.5.

c)	Distributions. Each Account shall be reduced by the amount of each benefit payment made from that Account since the prior Determination Date.

4.7.	Interest. Each Account shall be increased by the Interest credited to such Account and shall reflect the Account balance from the prior Determination Date and amounts under (a), (b), and (c) above, as determined by the Committee in its sole discretion.

4.8.	Vesting of Accounts. Each Participant shall be vested in the amounts credited to such Participant’s Account and Interest thereon as follows:

a)	Amounts Deferred. A Participant shall be one hundred percent (100%) vested at all times in the amount of Compensation elected to be deferred under this Plan, including any Interest thereon.

b)	Matching Contributions. A Participant shall be vested in the amount of Matching Contributions credited under this Plan, including any Interest thereon, in the same percentage as the Participant is vested in the Matching Contributions in the 401(k) Plan or any subsequent 401(k) plan sponsored by the Company, except as provided in (d), below. If a Participant Terminates employment prior to becoming fully vested in certain Matching Contributions under this Plan, such Participant shall forfeit the unvested Matching Contributions, except as provided in (e) and (f) below.

c)	Discretionary Contributions. A Participant’s Discretionary Contributions and Interest thereon shall become vested as determined by the Committee, except as provided in (d), below. If a Participant Terminates employment prior to becoming fully vested in certain Discretionary Contributions under this Plan, such Participant shall forfeit the unvested Discretionary Contributions, except as provided in (e) and (f) below.

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d)	In the event of a Change in Control. In the event of a Change in Control, any unvested Matching Contributions, Discretionary Contributions and Interest will become vested immediately.

e)	In the event of a Participant’s Termination of employment without Cause, any unvested Matching Contributions, Discretionary Contributions and Interest will become vested on a pro-rated basis, based on the number of months the Participant provided services to the Company during the applicable vesting period. For purposes of this Plan, “Cause” shall be defined for employees as defined in the Participant’s employment agreement with the Company. In the event an employee does not have a definition of “Cause” in his or her employment agreement with the Company or in the case of a director of the GP, the definition of “Cause” shall be the termination of the Participant by the Company for any of the following: if the Participant (i) has been indicted or convicted of, or has entered a plea of guilty or nolo contendere to, a felony charge or crime involving moral turpitude, or, in the course of the Participant’s employment has engaged in fraudulent or criminal activity (whether or not prosecuted), (ii) has failed to follow reasonable directions of the Company, provided that the foregoing failure shall not be “Cause” if the Participant in good faith believes that such direction is illegal and promptly so notifies the Board, (iii) has failed to devote all of the Participant’s professional time to the Company and its affiliates, except as permitted by the Company, (iv) has materially breached any policy or code of conduct of the Company, (v) has materially breached any provision of the employment agreement or any other agreement between the Participant and the Company or its affiliates, (vi) has received a kickback or rebate of any fee or expense paid by the Company, (vii) has engaged in the use of illegal drugs, the persistent excessive use of alcohol, or any other activity that materially impairs the Participant’s ability to perform the Participant’s duties hereunder or results in conduct bringing the Company or its affiliates into substantial public disgrace or disrepute, or (viii) engages in intentional, reckless, or grossly negligent conduct that has or is reasonably likely to have a material adverse effect on the Company or its affiliates; provided, however, that with respect to subsections (iii), (iv) and (v), the Board may elect, in its sole discretion, to allow the Participant a period of time as determined by the Board to cure the act, conduct or event constituting Cause under such subsections.

f)	In the event of a Participant’s Termination of employment due to death or Disability, any unvested Matching Contributions, Discretionary Contributions and Interest will become vested immediately.

4.9.	Statement of Accounts. To the extent that the Company does not arrange for Account balances to be accessible online by the Participant, the Committee shall provide to each Participant a statement showing the balances in the Participant’s Account no less frequently than annually.

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ARTICLE V- PLAN BENEFITS

5.1.	Company Contribution Account. The vested portion of a Participant’s Company Contribution Account shall be distributed to the Participant upon the Participant’s Termination of employment with the Company.

a)	Timing of Payment. Subject to Section 5.7, benefits payable from the Company Contribution Account shall commence as soon as practicable after the date of the Participant’s Termination, but no later than ninety (90) days following the Participant’s Termination.

b)	Form of Payment. The form of benefit payment shall be that form selected by the Participant in the first Distribution Election made with respect to the initial crediting of amounts into the Company Contribution Account, and as permitted pursuant to Section 5.7 below, except that if the Participant terminates employment prior to Retirement, in which event, the Company Contribution Account shall be paid in the form of a lump sum payment. If the Form of Payment selected provides for installments, such installments shall be made on or about the anniversary of the initial payment.

5.2.	Retirement Account. The vested portion of a Participant’s Retirement Account shall be distributed to the Participant upon the Participant’s Termination of employment with the Company or membership on the Board, as applicable.

a)	Timing of Payment. Subject to Section 5.7, benefits payable from the Retirement Account shall commence as soon as practicable after the date of the Participant’s Termination, but no later than ninety (90) days following the Participant’s Termination.

b)	Form of Payment. The form of benefit payment shall be that form selected by the Participant in the first Deferral Commitment which designated a portion of the Compensation deferred be allocated to the Retirement Account, and as permitted pursuant to Section 5.7 below, except that if the Participant Terminates employment prior to Retirement, in which event, the Retirement Account shall be paid in the form of a lump sum payment. If the Form of Payment selected provides for installments, such installments shall be made on or about the anniversary of the initial payment.

5.3.	In-Service Account. The vested portion of a Participant’s In-Service Account shall generally be distributed to the Participant upon the date specified by the Participant.

a)

Timing of Payment. Subject to Section 5.7, benefits payable from the In-Service Account shall commence on or about March 15th of the year specified in the first Deferral Commitment which designated a portion of the Compensation deferred be allocated to the In-Service Account. In no event shall the date selected be earlier than the first day of the sixth calendar year following the initial filing of the Deferral Commitment with respect to that In-Service Account. In the event that the Participant Terminates employment with the Company prior to the date so specified, the benefits under this section shall commence as soon as

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administratively practicable after Termination of employment, but no later than ninety (90) days following the Participant’s Termination, subject to any delay required by Section 5.7. If the participant elected installments for an In-Service Account and the installments commenced prior to Termination of employment, the remaining installments will be paid as scheduled.

b)	Form of Payment. The form of benefit payment from the In-Service Account shall be that form selected by the Participant pursuant to Section 5.7, below, except that if the Participant Terminates employment with the Company prior to the date so specified, then the In-Service Account shall be paid in the same form applicable to the payment of the Retirement Account. If the Form of Payment selected provides for installments, such installments shall be made on or about the anniversary of the initial payment.

c)	Change of Time and/or Form of Payment. The Participant may subsequently amend the form of payment or the intended date of payment to a date later than that date of payment in force immediately prior to the filing of such request, by filing such amendment with the Committee no later than twelve (12) months prior to the current date of payment. The Participant may file this amendment, provided that each amendment must provide for a payout as otherwise permitted under this paragraph at a date no earlier than five (5) years after the date of payment in force immediately prior to the filing of such request, and the amendment may not take effect for twelve (12) months after the request is made. For purposes of this Article, a payment of amounts under this Plan, including the payment of annual installments over a number of years, shall be treated as a single payment, as provided in Treas. Reg. §1-409A-2(b)(2)(iii).

5.4.	Death Benefit. Upon the death of a Participant prior to the commencement of distributions under this Plan from any particular Account, the Company shall pay to the Beneficiary an amount equal to the vested Account balance in that Account in the form of a lump sum payment as soon as administratively possible. In the event of the death of the Participant after the commencement of distributions under this Plan from any Account, the benefits from that Account(s) shall be paid to the Beneficiary from that Account in the form of a lump sum payment as soon as administratively possible.

5.5.	Disability Benefit. Upon the Termination of Participant’s employment with the Company after the determination of Disability and prior to the commencement of distributions under this Plan from any particular Account, the Company shall pay to the Participant an amount equal to the vested Account balance in that Account in the form of a lump sum payment as soon as administratively practicable after the Termination date. In the event of the Termination of Participant’s employment with the Company after the determination of Disability and after the commencement of distributions under this Plan from any Account, the benefits from that Account(s) shall be paid to the Participant from that Account in the form of a lump sum payment as soon as administratively practicable.

5.6.	Hardship Distributions. Upon a finding that a Participant has suffered a Financial Hardship, the Committee may, in its sole discretion, terminate the existing Deferral

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Commitment, and/or make distributions from any or all of the Participant’s Accounts. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant’s needs resulting from the Financial Hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Financial Hardship is or may be relieved through the reimbursement or compensation by insurance, or otherwise or by liquidation of the Participant’s assets (to the extent that liquidation of such assets would not itself cause Financial Hardship). The amount of such distribution will not exceed the Participant’s vested Account balances. If payment is made due to Financial Hardship, the Participant’s deferrals under this Plan shall cease for the period of the Financial Hardship and for twelve (12) months thereafter. If the Participant is again eligible to participate, any resumption of the Participant’s deferrals under the Plan after such twelve (12) month period shall be made only at the election of the Participant in accordance with Article III herein.

5.7.	Payment to Specified Employees. Notwithstanding anything else to the contrary, payments of benefits from the Retirement Account, the Company Contribution Account and benefits payable from an In-Service Account caused by the Termination of employment (other than by reason of death) of a Participant who is a Specified Employee at the time of Termination shall be payable as otherwise provided, except that the initial payment shall be delayed until the first day of the seventh (7th) month following the Participant’s Termination of employment with the Company.

5.8.	Form of Payment. Unless otherwise specified in this Article, the benefits payable from any Account under this Plan shall be paid in the form of benefit as provided below, and specified by the Participant in the Distribution Election applicable to that Account at the time of the initial deferral or credit to that Account. The permitted forms of benefit payments are:

a)	A lump sum amount which is equal to the vested Account balance; and

b)	Annual installments for a period of up to five (5) years where the annual payment shall be equal to the balance of the Account immediately prior to the payment, multiplied by a fraction, the numerator of which is one (1) and the denominator of which commences at the number of annual payments initially chosen and is reduced by one (1) in each succeeding year. Interest on the unpaid balance shall continue to accrue.

Notwithstanding the above, in the event of a Participant’s Termination without Cause, the Participant’s vested Account(s) shall be distributed as soon as practicable following the Termination date, but no later than ninety (90) days following the Termination date.

5.9.

Small Account. If a Participant’s vested, unpaid Company Contribution Account balance, as of the time payments are to commence from the Company Contribution Account, is less than $50,000, the remaining unpaid, vested Company Contribution Account shall be paid in a lump sum, notwithstanding any election by the Participant to the contrary; if the Participant’s vested, unpaid Retirement Account balance as of the

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time payments are to commence from the Retirement Account is less than $50,000, the remaining unpaid, vested Retirement Account shall be paid in a lump sum, notwithstanding any election by the Participant to the contrary; and, if the Participant’s vested, unpaid In-Service Account balance as of the time payments are to commence from such In-Service Account is less than $25,000, the remaining unpaid, vested In-Service Account shall be paid in a lump sum, notwithstanding any election by the Participant to the contrary.

5.10.	Withholding; Payroll Taxes. The Company shall withhold from any payment made pursuant to this Plan any taxes required to be withheld from such payments under local, state or federal law. A Beneficiary, however, may elect not to have withholding of federal income tax pursuant to Section 3405(a)(2) of the Code, or any successor provision thereto.

5.11.	Payments in Connection with a Domestic Relations Order. Notwithstanding anything to the contrary, the Company may make distributions to someone other than the Participant if such payment is necessary to comply with a domestic relations order, as defined in Section 414(p)(1)(B) of the Code, involving the Participant. Where the domestic relations order permits discretion to request a distribution from the Participant’s Account(s) on the part of the non-Participant spouse and such discretion has not been exercised, the Company shall distribute to the non-Participant spouse the amounts subject to the order as soon as practicable.

5.12.	Payment to Guardian. If a Plan benefit is payable to a minor, a person declared incompetent or to a person incapable of handling the disposition of the property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to such distribution. Such distribution shall completely discharge the Committee and the Company from all liability with respect to such benefit.

5.13.	Effect of Payment. The full payment of the applicable benefit under this Article V shall completely discharge all obligations on the part of the Company to the Participant (and the Participant’s Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Beneficiary’s) rights under this Plan shall cease.

ARTICLE VI- BENEFICIARY DESIGNATION

6.1.	Beneficiary Designation. Each Participant shall have the right, at any time, to designate one (1) or more persons or an entity as Beneficiary to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s vested Account balance. Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant’s lifetime.

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6.2.	Changing Beneficiary. Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee.

6.3.	No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the Participant’s estate.

6.4.	Effect of Payment. Payment to the Beneficiary shall completely discharge the Company’s obligations under this Plan.

ARTICLE VII- ADMINISTRATION

7.1.	Committee; Duties. This Plan shall be administered by the Committee, which shall consist of those individuals named by the Company, except in the event of a Change in Control as provided in Section 7.5 below. The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as they may arise in such administration. A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under this Plan.

7.2.	Compliance with Section 409A of the Code. It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company, the GP, the Board, any director, officer, employee and advisor, nor the Committee (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan. For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary, or cause the imposition of the additional tax, under Section 409A(a)(1) of the Code.

7.3.	Agents. The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company and/or the GP.

7.4.	Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

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7.5.	Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct.

7.6.	Election of Committee After Change in Control. After a Change in Control, vacancies on the Committee shall be filled by majority vote of the remaining Committee members and Committee members may be removed only by such a vote. If no Committee members remain, a new Committee shall be appointed by the compensation committee of the board of directors of the Company or its successor.

ARTICLE VIII- CLAIMS PROCEDURE

8.1.	Claim. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as “Claimant”), or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practicable, but in no event later than ninety (90) days after receiving the initial claim (or no later than forty-five (45) days after receiving the initial claim regarding a Disability under this Plan).

8.2.	Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

a)	The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

b)	A description of any additional material or information required and an explanation of why it is necessary, in which event the time frames listed in section 8.1 shall be one hundred and eighty (180) and seventy-five (75) days from the date of the initial claim respectively; and

c)	An explanation of the Plan’s claim review procedure.

8.3.	Review of Claim. Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) may request a review by notice given in writing to the Committee. Such request must be made within sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) after receipt by the Committee of Claimant’s claim or request. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the Claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

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8.4.	Final Decision. The decision on review shall normally be made within sixty (60) days (or forty-five (45) days in the event of a claim regarding a Disability) after the Committee’s receipt of claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days (or ninety (90) days in the event of a claim regarding a Disability). The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE IX- AMENDMENT AND TERMINATION OF PLAN

9.1.	Amendment. The Company may at any time amend the Plan by written instrument, notice of which is given to all Participants and to Beneficiaries receiving installment payments, except that no amendment shall reduce the amount vested or accrued in any Account as of the date the amendment is adopted.

9.2.	Company’s Right to Terminate. The Company may, in its sole discretion, terminate the entire Plan, or terminate a portion of the Plan that is identified as an elective account balance plan as defined in Treas. Reg. §1.409A-1(c)(2)(i)(A), or as a nonelective account balance plan as defined in Treas. Reg. §1.409A-1(c)(2)(i)(B), and require distribution of all benefits due under the Plan or portion thereof, provided that:

a)	The termination of the Plan does not occur proximate to a downturn in the financial health, as determined by the Committee, of the Company;

b)	The Company also terminates all other plans or arrangements which are considered to be of a similar type as defined in Treas. Reg. §1.409A -1(c)(2)(i), or as otherwise provided by the Code, as the portion of the Plan which has been terminated;

c)	No payments made in connection with the termination of the Plan occur earlier than twelve (12) months following the Plan termination date other than payments the Plan would have made irrespective of Plan termination;

d)	All payments made in connection with the termination of the Plan are completed within twenty-four (24) months following the Plan termination date;

e)	The Company does not establish a new plan of a similar type as defined in Treas. Reg. §1.409A-1(c)(2)(i), within three (3) years following the Plan termination date of the portion of the Plan which has been terminated; and,

f)	The Company meets any other requirements deemed necessary to comply with provisions of the Code and applicable regulations which permit the acceleration of the time and form of payment made in connection with plan terminations and liquidations.

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ARTICLE X-TREATMENT OF DIRECTORS

10.1.	Separate Plans; Service Recipient. The GP shall be deemed to establish a separate nonqualified deferred compensation plan for the members of the Board under the terms of the Plan. For purposes of the separate plan established for the directors, any provision in the Plan referring to the “Company” shall be deemed to refer to the “GP” with respect to the participation of the directors on the Board. With respect to directors who are Participants in the Plan, the “service recipient” for purposes of Section 409A of the Code shall be the GP and any reference contained in the Plan to an “employer” shall be to the GP and not the Company. Any determination of “service recipient” shall be made in a manner consistent with the Participant’s status as an employee or director when an amount is credited under the Plan’s terms with respect to such status.

10.2.	Deferral Commitments. With respect to directors who are participants in the Plan, any Deferral Commitment made pursuant to Article III shall be made with respect to Compensation received from the GP and any reference to the “Company” shall be read as a reference to the “GP”. Notwithstanding the foregoing, if a director of the Board is also an employee of the Company, then such individual’s participation in the Plan shall be determined separately as to Compensation earned as a director and that earned as an employee, and such individual shall file separate Deferral Commitment forms for each such form of Compensation.

10.3.	Employer Contributions. With respect to directors who are Participants in the Plan, the only type of employer contributions available under the Plan shall be Discretionary Contributions. Notwithstanding the foregoing, if a director of the Board is also an employee of the Company, then the available employer contributions under the Plan shall be determined separately as to Compensation earned as a director and that as an employee (i.e., Matching Contributions and Discretionary Contributions would be available for Compensation earned as an employee, but only Discretionary Contributions would be available for Compensation earned as a director).

ARTICLE XI-MISCELLANEOUS

11.1.	Unfunded Plan. This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

11.2.	Unsecured General Creditor. Notwithstanding any other provision of this Plan, Participants and Beneficiaries shall be unsecured general creditors, with no secured or preferential rights to any assets of the Company or any other party for payment of benefits under this Plan. Any property held by the Company for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. The Company’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

11.3.	Trust Fund. The Company shall be responsible for the payment of all benefits provided under the Plan. In its sole discretion, the Company may establish one (1) or more trusts,

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with such trustees as the Board may approve, for the purpose of assisting in the payment of such benefits. The assets of any such trust shall be held for payment of all the Company’s general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, the Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of the Company.

11.4.	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. Except with respect to payments pursuant to domestic relations orders as described in Section 5.10, above, no part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgements, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

11.5.	Not a Contract of Employment. This Plan shall not constitute a contract of employment between the Company and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.

11.6.	Protective Provisions. A Participant will cooperate with the Company by furnishing any and all information requested by the Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Company may deem necessary and taking such other action as may be requested by the Company.

11.7.	Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Texas, except as preempted by federal law.

11.8.	Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

11.9.	Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company’s corporate office. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the Company’s records.

11.10.	Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

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CRESTWOOD EQUITY PARTNERS LP

BY:

DATED:

CRESTWOOD EQUITY GP LLC

BY:

DATED:

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